EXHIBIT 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of November 8, 2021 (the “Effective Date”), by among BROADWIND INC., a Delaware corporation f/k/a Broadwind Energy, Inc. (“Parent”), BRAD FOOTE GEAR WORKS, INC., an Illinois corporation (“Brad Foote”), BROADWIND HEAVY FABRICATIONS, INC., a Wisconsin corporation f/k/a Broadwind Towers, Inc. (“Fabrications”), BROADWIND SERVICES, LLC, a Delaware limited liability company (“Services”), and BROADWIND INDUSTRIAL SOLUTIONS, LLC, a North Carolina limited liability company f/k/a Red Wolf Company, LLC (“Solutions”, and collectively with Parent, Brad Foote, Fabrications, and Services, “Borrowers,” and each, a “Borrower), and CIBC BANK USA, formerly known as The PrivateBank and Trust Company, in its capacity as a Lender (“Lender”) and as administrative agent (“Administrative Agent”).

WITNESSETH:

WHEREAS, Administrative Agent, Lender, the other financial institutions from time to time party to the Loan Agreement collectively with Lender, the “Lenders”), and Borrowers have previously entered into that certain Amended and Restated Loan and Security Agreement dated as of February 25, 2019 (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make a revolving line of credit loan to Borrowers in the principal amount not to exceed $35,000,000.00 (the “Loan”). The Loan is evidenced by, among other things, that certain Third Amended and Restated Revolving Note, dated as of October 29, 2020, made by Borrowers in favor of Lender, in the principal amount of $35,000,000.00, as amended from time to time (the “Note”). The Loan is secured by, among other things, (i) that certain Deed of Trust, Assignment of Leases and Rents, and Security Agreement dated as of October 26, 2016, recorded with the Recorder of Taylor County, Texas on October 27, 2016, as Document No. 2016-00017320, executed by Fabrications to and for the benefit of Administrative Agent (the “Abilene Deed of Trust”), which Deed of Trust encumbers the real property and improvements legally described therein, and (ii) that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of February 25, 2019, recorded with the Recorder of Allegheny County, Pennsylvania on April 12, 2019, as Document No. 2019-21563, executed by 5100 Neville Road, LLC, a Delaware limited liability company (“5100”) to and for the benefit of Administrative Agent (the “Pittsburgh Mortgage”, and collectively with the Loan Agreement, the Note, the Abilene Deed of Trust, and all other documents evidencing and/or securing the Loan, the “Loan Documents”), which Pittsburgh Mortgage encumbers the real property and improvements legally described therein.

WHEREAS, the parties desire to amend the terms of the Loan Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

1.    Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.    Amendments to Loan Agreement. The Loan Agreement is hereby amended and modified as follows:

(a)    The following definitions in Section 1.1 of the Loan Agreement are hereby deleted in their entireties and replaced with the following:

“Benchmark Replacement means, for any Available Tenor:

(1) For purposes of clause (a) of Section 4.2.9, the first alternative set forth below that can be determined by Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of Section 4.2.9; and

(2) For purposes of clause (b) of Section 4.2.9, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Administrative Agent and Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.”

“Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).”

“Benchmark Transition Event means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.”

“Early Opt-in Election means the occurrence of:

(1) a notification by Administrative Agent to (or the request by Borrower to Administrative Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by Administrative Agent and Borrower to trigger a fallback from USD LIBOR and the provision by Administrative Agent of written notice of such election to Lenders.”

“Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one or three months thereafter as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)         any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)         Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Maturity Date; and

(d)         Administrative Agent may, in its discretion, require that the first Interest Period under this Agreement be a period less than one (1) month (determined by Administrative Agent).”

“Relevant Governmental Body means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.”

“SOFR means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).”

“Term SOFR means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

(b)    The following new definitions are hereby added alphabetically to Section 1.1 of the Loan Agreement:

“Available Tenor means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.”

“Benchmark means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.”

“Daily Simple SOFR means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.”

“Early Opt-in Effective Date means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, so long as Administrative Agent has not received, by 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.”

“Floor means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.”

“USD LIBOR means the London interbank offered rate for U.S. dollars.”

(c)    Paragraph (iv) in the definition of “Revolving Loan Availability” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) such other reserves as Administrative Agent elects, in its Permitted Discretion, determined in good faith, to establish from time to time, including, without limitation, (i) reserves with respect to Bank Products Obligations and Hedging Obligations, and (ii) beginning November 8, 2021 through December 31, 2022, a reserve in the amount of $5,000,000.00.

(d)    Section 4.2.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“4.2.9.         Benchmark Replacement Setting.

Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section):

(a) Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.”

(e)    The last sentence of Section 14.2 is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, Fixed Charge Coverage shall not be tested as of the calendar quarters ending December 31, 2021 through September 30, 2022.”

(f)    Section 14.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“14.4. Minimum EBITDA. Borrower shall not permit EBITDA, tested on a stand-alone basis, to be less than (a) negative One Million and No/100 Dollars (-$1,000,000.00) for the three-month period ending December 31, 2021, (b) negative Seven Hundred Fifty Thousand and No/100 Dollars (-$750,000.00) for the six-month period ending March 31, 2022, (c) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for the nine-month period ending June 30, 2022, (d) One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) for the twelve-month period ending September 30, 2022.”

3.    Waiver of Covenant Default. Each Borrower acknowledges and agrees that it has been in violation of Section 14.2 of the Loan Agreement for failing to comply with the Fixed Charge Coverage covenant set forth therein as of September 30, 2021 (the “Existing Default”). Administrative Agent and Lender hereby waive the Existing Default, subject to the terms set forth herein. The foregoing waiver is a waiver of the specific Event of Default enumerated herein only and is not, nor should it be construed to be, a waiver of any other existing or future Event of Default, except as set forth herein, whether or not similar to the Event of Default enumerated herein. The foregoing waiver shall not constitute a waiver of any rights, powers or privileges of Administrative Agent and Lender other than as specifically waived herein, and Administrative Agent and Lender reserve their right to exercise all other rights, powers and privileges under the Loan Agreement and any other Loan Document.

4.    Representations and Warranties. Each Borrower represents and warrants as follows: (a) the execution and delivery of and the performance under this Amendment is within such Borrower’s power and authority, has been duly authorized by all requisite action and is not in contravention of any law, any other agreement made by such Borrower or by which such Borrower’s assets are bound, except for conflicts with agreements, contracts or other documents which would not reasonably be expected to have a Material Adverse Effect; (b) this Amendment (and the Loan Agreement in its entirety) constitutes the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; (c) the representations and warranties of such Borrower set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for representations and warranties that expressly relate to an earlier date which are true and correct in all material respects as of such earlier date); (d) there exists no Event of Default (other than the Existing Default), and no event has occurred and is continuing which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default; and (e) such Borrower has no defenses to the enforcement of the Loan Agreement or the other Loan Documents.

5.    Fees/Expenses. Borrowers shall pay all out-of-pocket costs and expenses incurred by Administrative Agent in connection with this Amendment, including, without limitation, reasonable attorneys’ fees and expenses, and an amendment fee in the amount of $20,000.00, which amendment fee shall be fully earned and payable on the Effective Date.

6.    Reaffirmation. Except as expressly modified or amended by this Amendment, each Borrower reaffirms and reconfirms each and all of the warranties, representations, covenants and agreements of such Borrower under all Loan Documents to which such Borrower is party.

7.    Release by Borrowers. Each Borrower hereby releases Administrative Agent and Lender from any and all causes of action or claims, whether known or unknown, which such Borrower may have as of the date hereof for any asserted loss or damages to such Borrower claimed to be caused by, or arising from, any act or omission to act on the part of Administrative Agent and/or Lender, or their shareholders, directors, officers, employees, agents or representatives with respect to the Loan Documents.

8.    References. All references to the Loan Agreement in any future correspondence or notice shall be deemed to refer to the Loan Agreement as modified by this Amendment.

9.    Ratification. Except as expressly modified or amended by this Amendment, all of the terms, covenants and conditions of the Loan Agreement are hereby ratified and confirmed.

10.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws.

11.    Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. Delivery of this Amendment by facsimile, pdf, or .tif signature by any party shall represent a valid and binding execution and delivery of this Amendment by such party.

12.JURISDICTION; VENUE. THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AMENDMENT, SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN CHICAGO, ILLINOIS. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED THEREIN AND WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRANSFER THE VENUE OF ANY SUCH LITIGATION.

13.WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

BROADWIND INC., a Delaware corporation f/k/a Broadwind Energy, Inc. By: /s/ Eric B. Blashford Name: Eric B. Blashford Its: President, CEO & Interim CFO	CIBC BANK USA, formerly known as The PrivateBank and Trust Company, as Administrative Agent and Lender By: /s/Tom Hunt Tom Hunt Managing Director

BRAD FOOTE GEAR WORKS, INC., an Illinois corporation

By: /s/ Eric B. Blashford
Name: Eric B. Blashford

Its: Authorized Signatory

BROADWIND HEAVY FABRICATIONS, INC., a Wisconsin corporation f/k/a Broadwind Towers, Inc.

By: /s/ Eric B. Blashford
Name: Eric B. Blashford

Its: Authorized Signatory

BROADWIND SERVICES, LLC, a Delaware limited liability company

By: /s/ Eric B. Blashford
Name: Eric B. Blashford

Its: Authorized Signatory

BROADWIND INDUSTRIAL

SOLUTIONS, LLC, a North Carolina limited liability company f/k/a Red Wolf Company, LLC

By: /s/ Eric B. Blashford
Name: Eric B. Blashford

Its: Authorized Signatory